Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Wyndham Hotels & Resorts, Inc. of our report dated March 9, 2018 related to the combined financial statements of Lodge Holdco II LLC and its related subsidiaries, and LQ Management LLC and its related subsidiaries (collectively referred to as “New La Quinta”) as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, appearing in Amendment No. 01 to the Registration Statement on Form 10 of Wyndham Hotels & Resorts, Inc. dated April 19, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 14, 2018